Exhibit 10.1

ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT

This ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT (“Addendum”) is made and entered into as of July 24, 2023, by and between Red Cat Holdings, Inc., a Nevada corporation (“Company”) and Joseph Hernon, an individual (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company as Chief Financial Officer pursuant to the terms of an Executive Employment Agreement dated July 1, 2021 (the “Agreement”) and the Company and the Executive wish to confirm the extension of the Term of the Agreement through June 30, 2024, address the Executive’s compensation in the extended Term, and address certain other matters,

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document the Company and the Executive hereby agree as follows:

1. Definitions. All terms not otherwise defined herein shall have meanings assigned to them under the Agreement.

2. Base Salary. The Executive’s Base Salary for the period of July 1, 2024 through June 30, 2024 (the “Extended Term”) shall be $230,000 per annum, equal to that of the Chief Operating Officer.

3. Equity Awards. As additional compensation for the Executive’s service through the Extended Term, the Executive shall receive an Equity Award totaling 275,000 options and/or shares of restricted stock. The allocation between options and shares shall be based on the closing price of the Company’s stock on the date that this Agreement is mutually executed (the “Execution Date”. The allocation shall be calculated to provide an equity value, on a pro-rata basis, on the date of grant, equal to that provided to the CEO and CFO with respect to their May 2023 grant of options. If the closing price of the Company’s stock on the Execution Date is $1.06 or lower, then the award shall consist entirely of options exercisable at $1.06 per share. If the closing price of the Company’s stock on the Execution Date is greater than $1.06 per share, then a portion of the Equity Award shall be made in shares of restricted stock. The purpose of this allocation is to provide the Executive with equity value, on the date of grant, comparable, on a pro-rata basis, to that provided to the CEO and CFO with respect to their May 2023 grant of options. Regardless of the final allocation of the Equity Award, the resulting options and shares shall vest as follows: (i) 25% on September 30, 2023, (ii) 25% on December 31, 2023, (iii) 25% on March 31, 2024, and (iv) 25% on June 30, 2024.

4. Bonus Eligibility. If an executive bonus plan is adopted by the Company during the Extended Term, the Executive shall be eligible for an Annual Bonus as determined by the Compensation Committee of the Company’s Board of Directors. Executive shall receive a Bonus for the Extended Term equal to that of the Chief Operating Officer.

5. All terms and conditions of the Agreement, to the extent not modified by this Addendum, shall remain binding and in full force and effect.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Addendum to Executive Employment Agreement to be executed as of the date first above written.

COMPANY: RED CAT HOLDINGS, INC. By: /s/ Nick Liuzza Name: Nick Liuzza Title: Director, Compensation Committee EXECUTIVE: By: /s/ Joseph Hernon Joseph Hernon, Chief Financial Officer